Exhibit 99.1

Response Biomedical Corporation Announces
2011 Financial Results

VANCOUVER, British Columbia – March 28, 2012 - Response Biomedical Corporation (TSX: RBM, OTCBB: RPBIF) today reported financial results for the year ending December 31, 2011.

Financial results for the year ended 2011

•	Product sales of $9.0 million for the year ended December 31, 2011, compared to $6.8 million for the year ended December 31, 2010.

o	Cardiovascular sales have increased to $7.3 million in 2011, compared to $6.0 million in 2010. An increase in sales to China was the primary driver of this growth.

o	Infectious disease, Bio-defense, and Vector Infectious Disease sales increased to $1.7 million in 2011, compared to $0.8 million in 2010.

•
Gross margin was 23% in 2011, compared to a negative gross margin of 4% in 2010.  Gross margin improvements were driven by improvements in product volume, pricing, and mix, along with operating efficiencies.

•	Operating expenses decreased to $7.4 million in 2011, compared to $9.2 million in 2010. Restructuring of the Company’s operations was the main contributor to this decrease.

•
Net loss decreased to $5.4 million in 2011, compared to $10.1 million in 2010.  The improvement in the net loss is due to a combination of an increase in product sales, an improvement in gross margin, and a reduction of operating expenses, noted above.

•	Net loss per share of $0.14 in 2011, compared to net loss per share of $0.32 in 2010.

“The business performance of Response shows substantive year-on-year improvement as a result of our focus on higher margin products and active management of our distribution channels coupled with leadership changes and right sizing our operations. Having said that, further progress is clearly required and we remain focused on accelerating our path to profitable growth.” said Dr. Peter A. Thompson, Executive Chairman and Interim CEO. “We remain confident that the evident value of near-patient testing for time-critical diagnostic information along with the quality and performance of our products will continue to drive overall market expansion for Response products.”

For a further discussion of the Company’s financial results for 2011, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Additional Items

The Board of Directors approved an increase to the Company’s authorized shares under its 2008 stock option plan from 1,700,000 to 24,200,000. This increase is subject to shareholder approval at the Company’s Annual General Meeting in June, 2012.

About Response Biomedical

Response Biomedical develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical and environmental applications. RAMP® represents a new paradigm in diagnostics that provides high sensitivity and reliable information in minutes. It is ideally suited to both point of care testing and laboratory use.

The RAMP® system consists of a reader and single-use disposable test cartridges, and has the potential to be adapted to more than 250 medical and non-medical tests currently performed in laboratories. RAMP® clinical tests are commercially available for the early detection of heart attack and congestive heart failure through our commercial partners and distributors.

In the non-clinical market, RAMP® Tests are currently provided for the environmental detection of West Nile Virus, and Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response has achieved CE Marking for its readers and clinical tests and its Quality Management System is registered to ISO 13485: 2003 and ISO 9001: 2008.

Response Biomedical is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

About the RAMP® Reader and RAMP® 200 reader

The RAMP® enabling platform is a portable scanning fluorescence quantitative analysis platform for near patient testing that enables rapid and robust quantitative results. The platform includes easy software upgrades, data management capabilities and unique interface options. The RAMP® Reader features a small footprint and attractive ease of use for moderate throughput settings. The RAMP® 200 reader has innovative design features, including the multi-port capability to run 18 tests per hour on one module and up to 36 tests per hour, using three modules. This allows tests to be run on multiple patients simultaneously or multiple assays to be run for one patient. More information on our proprietary RAMP® technology can be found at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corporation. Examples of forward-looking statements in this press release include statements regarding future success of our efforts to drive overall market expansion for our products and our ability to achieve profitable growth. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities. We do not undertake to update any forward-looking statements.

Selected Annual Information

	2011	2010	2009
Product sales	9,024,083	6,792,130	8,153,049
Cost of sales	6,968,832	7,097,538	7,933,704
Gross Profit	2,055,251	(305,408)	219,345
Gross Margin on Product Sales	23%	(4%)	3%
Contract service fees and revenues	449,386	320,878	1,793,220
Operating Expenses	7,392,375	9,216,256	10,602,954
Net Loss	(5,371,312)	(10,081,911)	(9,543,531)
Loss per common share - basic and diluted	(0.14)	(0.32)	(0.43)
Total Assets	20,893,266	19,523,931	21,464,196

Contacts

Response Biomedical Corporation:
Patricia Massitti, 604-456-6010
VP, Administration & Corporate Communications
pmassitti@responsebio.com

3